Exhibit 3.2

Bylaws

Etsy, Inc.

Bylaws

(as of April 21, 2015)

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3.6	Chief Financial Officer	9
3.7	Vice Presidents	9
3.8	Secretary and Assistant Secretaries	9
3.9	Delegation of Authority	10

Article IV Capital Stock		10
4.1	Stock Certificates; Uncertificated Shares; Special Designations	10
4.2	Transfers	10
4.3	Lost, Stolen or Destroyed Certificates	10
4.4	Regulations	11
4.5	Dividends	11

Article V General Provisions		11
5.1	Fiscal Year	11
5.2	Corporate Seal	11
5.3	Waiver of Notice	11
5.4	Voting of Securities	11
5.5	Certificate of Incorporation	12
5.6	Severability	12
5.7	Pronouns	12
5.8	Electronic Transmission	12
5.9	Conflict with Applicable Law or Certificate of Incorporation	12
5.10	Execution of Contracts and Instruments	12

Article VI Amendments		12

Article VII Indemnification and Advancement		12
7.1	Power to Indemnify in Actions, Suits or Proceedings	12
7.2	Authorization of Indemnification	13
7.3	Advancement of Expenses	13
7.4	Right of Claimant to Bring Suit	13
7.5	Limitation on Indemnification	14
7.6	Nonexclusivity of Indemnification and Advancement of Expenses	15

Appendix 1.10	Nomination of Directors
Appendix 1.11	Notice of Business at Annual Meetings

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INTRODUCTION

These are the Bylaws of Etsy, Inc. (“Etsy”). These Bylaws describe the processes and procedures that govern Etsy’s internal corporate affairs, such as the manner in which its board of directors (the “Board”) or stockholders may take or authorize corporate actions.

Article I

STOCKHOLDERS

1.1 Place of Meetings. All meetings of stockholders will be held at the place that the Board or the Chair of the Board, the Chief Executive Officer or the President specifies in the notice of meeting. If no place is specified, then the meetings will be held at our headquarters. The Board may specify that a meeting will not be held at a physical location but will instead be held solely by means of “remote communication” as permitted by Section 211(a) of the General Corporation Law of the State of Delaware (the “DGCL”).

1.2 Annual Meeting. Etsy will hold an annual meeting of stockholders to elect directors and to conduct other business that may be properly brought before the meeting. The Board, the Chair of the Board, the Chief Executive Officer or the President will fix the date and time of the annual meeting, but a majority of the “Whole Board” may postpone, reschedule or cancel any annual meeting that has been previously scheduled, even if notice of the meeting has been given to stockholders. The term “Whole Board” refers to the total number of authorized directors, whether or not there are any vacant or newly created seats on the Board that have not been filled.

1.3 Special Meetings. Etsy may call and hold special meetings of stockholders in between annual meetings. A majority of the Whole Board, the Chair of the Board or the Chief Executive Officer may call special meetings of stockholders, but no one else (including stockholders) may call special meetings. A majority of the Whole Board may postpone, reschedule or cancel any special meeting of stockholders that has been previously scheduled, even if notice of the meeting has been given to stockholders. The notice of each special meeting will specify the business that is to be transacted at the meeting. Etsy will not conduct any business at a special meeting that is not stated in the notice of meeting.

1.4 Notice of Meetings. Except in cases where applicable law requires a different time period for notice of a meeting, Etsy will give notice of each meeting to stockholders as of the record date for determining the stockholders entitled to notice of the meeting not less than ten (10) days, but not more than sixty (60) days, before the date of the meeting. Each notice will state the place of the meeting (or, if the Board has directed that the meeting will occur by remote communication, the means of remote communication by which stockholders may be present and vote at the meeting), as well as the date and time of the meeting. If the record date for determining stockholders who are entitled to vote at the meeting is different from the record date for determining the stockholders entitled to receive notice of the meeting, the notice of the meeting will also state the record date for stockholders entitled to vote at the meeting.

Etsy, Inc.

Bylaws

(as of April 21, 2015)

Etsy may provide notice by mail or by certain forms of “electronic transmission,” including e-mail. If Etsy gives notice by mail, it will be deemed to be given when it is deposited in the United States mail and directed to the stockholder at the stockholder’s address as it appears on Etsy’s records. If Etsy gives notice by electronic transmission, the notice will be deemed to be given at the time specified in Section 232 of the DGCL. For notices by e-mail, for example, the notice will be deemed to be given to a stockholder when it is directed to an e-mail address at which the stockholder has consented to receive notice.

1.5 Voting List. At least ten (10) days before every meeting of stockholders, the Secretary will prepare a complete list of the stockholders entitled to vote at the meeting. If, however, the record date for determining stockholders entitled to vote at the meeting is less than ten (10) days before the meeting, the list will show the stockholders who are entitled to vote as of the tenth day before the meeting date. The list will be arranged in alphabetical order and will show the address of each stockholder and the number of shares that are registered in each stockholder’s name. The list will be open for examination by any stockholder, for any purpose relevant to the meeting, for a period of at least ten (10) days prior to the meeting either on a reasonably accessible electronic network or at Etsy’s headquarters during ordinary business hours. If the list is made available on an electronic network, Etsy will provide the information required to gain access to the list in the notice of the meeting. If the meeting is held at a physical location, the list will also be available at the place of the meeting for inspection by any stockholder who is present at the meeting. If the meeting is held solely by means of remote communication, the list will be open for examination by any stockholder during the meeting on a reasonably accessible electronic network.

1.6 Quorum. To conduct business at a meeting of stockholders, stockholders representing a “quorum” must be present at the meeting, whether in person or by proxy. Unless the Certificate of Incorporation or applicable law provides a different standard for establishing a quorum, the holders of a majority in voting power of the shares of Etsy’s capital stock issued and outstanding, whether they are present in person or represented by proxy, will constitute a quorum for the transaction of business.

If a sufficient number of shares are not present at a meeting to establish a quorum, the meeting may be adjourned until a sufficient number of shares are present or represented to establish a quorum.

1.7 Adjournments. The chair of any meeting of stockholders may adjourn any meeting of stockholders from time to time. A majority of stockholders present or represented at the meeting and entitled to vote on an adjournment may also adjourn any meeting of stockholders, even if they do not constitute a quorum. If the adjournment is for more than thirty (30) days, Etsy will give notice of the adjourned meeting to each stockholder of record

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entitled to vote at the meeting. If Etsy fixes a new record date for determining the stockholders entitled to vote at the adjourned meeting, the Board will fix as the record date for determining stockholders entitled to notice of the adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote at the adjourned meeting, and Etsy will give notice of the adjourned meeting to each stockholder of record as of the record date fixed for notice of the adjourned meeting. Etsy may transact any business at an adjourned meeting that it would have been able to transact at the original meeting.

1.8 Voting and Proxies. Unless the Certificate of Incorporation provides different voting rights for a class or series of capital stock, each stockholder will have one vote for each share of stock that the stockholder holds of record on each matter submitted to a vote of stockholders. Any stockholder of record who is entitled to vote at a meeting of stockholders may vote in person at the meeting or may execute a proxy to authorize another person to vote on such stockholder’s behalf. No proxy may be voted after three years from the date of its execution unless the proxy expressly provides for a longer period.

1.9 Action at Meeting. When a quorum is present at any meeting of stockholders, any matter other than the election of directors that is submitted to a vote of stockholders at the meeting will be decided by the vote of the holders of the shares of stock having a majority in voting power of the votes cast by the holders of all of the shares of stock present or represented at the meeting and voting affirmatively or negatively on such matter, unless a different vote is required by applicable law, the Certificate of Incorporation or these Bylaws. Neither abstentions nor broker non-votes will be counted as votes cast for or against such matter. Other than directors who may be elected by the holders of shares of any series of Preferred Stock or pursuant to any resolution or resolutions providing for the issuance of such stock adopted by the Board, each director will be elected by a plurality of the voting power of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. Voting at meetings of stockholders need not be by written ballot.

1.10 Nomination of Directors. For any director to be nominated for election at a meeting of stockholders, the nomination must be brought in accordance with the procedures set forth in Appendix 1.10 of these Bylaws, which is a part of these Bylaws.1

1.11 Notice of Business at Annual Meetings. For business to be properly brought before a meeting of stockholders (other than with respect to the nomination of directors, for which Section 1.10 will apply), it must be brought in accordance with the procedures set forth in Appendix 1.11 of these Bylaws, which is a part of these Bylaws.1

[1]	Explanatory note: the requirements and procedures set forth in the appendix are intentionally technical.

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1.12 Conduct of Meetings.

(a) The Chair of the Board will act as chair of each meeting of stockholders. If the Chair of the Board is not present at or is unable to attend any meeting of stockholders, the Chief Executive Officer will serve as chair of the meeting. If the Chairman and the Chief Executive Officer are not present at or are unable to attend any meeting of stockholders, the Board will designate a person to act as chair of the meeting. The Secretary will act as secretary of each meeting of stockholders. If the Secretary is not present at the meeting, the chair of the meeting will appoint another person to act as secretary of the meeting.

(b) The Board may adopt by resolution such rules, regulations and procedures for the conduct of any meeting of stockholders as it deems appropriate including, without limitation, guidelines and procedures regarding the participation by means of remote communication of stockholders and proxyholders not physically present at a meeting. The chair of any meeting of stockholders may convene and recess and/or adjourn the meeting and may prescribe rules, regulations and procedures for the meeting and take any other actions that the chair determines are appropriate to conduct the meeting. The chair of the meeting may not make any rules, regulations or procedures or take any actions that are inconsistent with the rules, regulations or procedures that the Board has adopted. Any rules, regulations or procedures for the conduct of the meeting may relate to, among other things, the following matters: (i) establishing an agenda of the meeting; (ii) fixing the order in which the business of the meeting will be conducted, (iii) maintaining order at the meeting and ensuring the safety of the attendees; (iv) limiting attendance at, or participation in, the meeting to stockholders of record or their duly authorized proxies; (v) restricting any persons from entering the meeting after the time at which the meeting is scheduled to start; and (vi) limiting the amount of time that any participant in the meeting is permitted to ask questions or make comments. Etsy will not be required to follow the rules of parliamentary procedure for any meeting of stockholders unless the Board or the chair of the meeting specifies that parliamentary procedures will be used to conduct the meeting.

(c) The chair of the meeting will announce at the meeting the time at which the polls for voting on each matter to be voted on at the meeting will be opened and when they will be closed. No ballots, votes or proxies, and no revocations or changes to any ballots, votes or proxies, will be accepted after the polls have closed.

(d) Before any meeting of stockholders, the Board will appoint one or more inspectors of election. The Board may appoint one or more alternate inspectors to replace any inspector who is unwilling or unable to serve as inspector of election. If no inspector of election or alternate is present, ready and willing to act at a meeting of stockholders, the chair of the meeting will appoint one or more inspectors of election. An officer, employee or agent of Etsy may serve as inspector of election unless that person is not permitted to serve as inspector of election under applicable law. Each inspector, before discharging his or her duties as inspector, must take and sign an oath to execute the duties of inspector faithfully with strict impartiality

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and according to the best of his or her ability. The inspector will have the duties that are imposed on an inspector of elections under applicable law. When the vote on any matter brought before a meeting of stockholders is completed, the inspector must certify the result of the vote and any other facts that the inspector is required to certify under applicable law.

1.13 Record Date. For purposes of determining the stockholders that are entitled to receive notice of any meeting or any adjournment of the meeting, the Board may fix a record date. The Board may not fix a record date for notice of a meeting that precedes the date on which the Board adopts the resolution fixing the record date. The record date for determining stockholders entitled to notice of a meeting may not, unless otherwise required by applicable law, be more than sixty (60) nor less than ten (10) days before the date of the meeting. If the Board fixes a record date for notice of the meeting, that record date will also be the record date for determining the stockholders entitled to vote at the meeting unless the Board determines, at the time it fixes the record date, that a later date on or before the date of the meeting will be the record date for determining stockholders entitled to vote. If the Board does not fix any record date, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders will be at the close of business on the day before the day on which notice of the meeting is given. The record date for notice of, and voting at, a meeting of stockholders will apply to any adjournment of the meeting, except that the Board may fix a new record date for determination of stockholders entitled to vote at the adjourned meeting. If the Board fixes a new record date for determining stockholders entitled to vote at an adjourned meeting, the Board will also fix, as the record date for determining stockholders entitled to notice of the adjourned meeting, the same or an earlier date as that fixed for determination of stockholders entitled to vote at the adjourned meeting.

The Board may also fix a record date for purposes of determining the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights, as well as for purposes of determining the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock or for any other lawful action. In that case, the record date may not be before the date the board fixes the record date and may not be more than sixty (60) days before the relevant action. If the Board does not fix a record date in these circumstances, the record date for determining stockholders for the relevant action will be at the close of business on the day on which the Board adopts the resolution relating to the relevant action.

Article II

DIRECTORS

2.1 General Powers. Unless the Certificate of Incorporation or the DGCL provides otherwise, Etsy’s business and affairs will be managed by, or under the direction of, the Board.

2.2 Number, Election and Qualification. The total number of directors authorized to serve on the Board at any time will be fixed by a resolution adopted by a majority of the Whole

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Board, subject to any special rights that holders of one or more series of Preferred Stock may have to elect directors. A decrease in the number of directors will not remove or shorten the term of any person who is then a director. Directors need not be elected by written ballot. Directors do not need to be stockholders of Etsy in order to serve as directors.

Subject to the special rights of holders of any series of Preferred Stock to elect directors and as provided in Etsy’s Certificate of Incorporation, the Board is divided into three classes, designated: Class I, Class II and Class III. If the number of directors is changed, any increase or decrease will be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible.

2.3 Chair of the Board. The Board may appoint from its members a Chair of the Board. If the Board appoints a Chair of the Board, the Chair will perform the duties and will be authorized to exercise any powers that the Board assigns to the Chair. If the Board appoints the Chief Executive Officer as the Chair of the Board, the Chair will also perform the duties and will be authorized to exercise any of the powers given to the Chief Executive Officer in Section 3.5 of these Bylaws. The Chair of the Board will preside over all meetings of the Board unless the Board specifies that another director will preside over the meetings.

2.4 Terms of Office. Subject to the special rights of holders of any series of Preferred Stock to elect directors, and except as set forth in the Certificate of Incorporation, each director will serve until the expiration of the term for which he or she is elected or until his or her successor in office is duly elected and qualified, or until his or her earlier death, disqualification, resignation or removal.

2.5 Quorum. The greater of (a) a majority of the directors at any time in office and (b) one-third of the Whole Board will constitute a quorum of the Board. If a quorum is not present at any meeting of the Board, a majority of the directors who are present at the meeting may adjourn the meeting, without further notice other than announcement at the meeting, until directors constituting a quorum are present at the meeting.

2.6 Action at Meeting. At any meeting at which a quorum is present, the Board may take action by the vote of a majority of the directors who are present, unless the Certificate of Incorporation, these Bylaws or applicable law requires a different vote.

2.7 Removal. Directors may be removed from the Board only as provided in the Certificate of Incorporation.

2.8 Vacancies. Subject to the special rights of holders of any series of Preferred Stock, if a Board seat becomes vacant due to the death, resignation, removal or disqualification of any director, or if the Board creates a new Board seat by increasing the total number of directors, a majority of the remaining directors (or the sole remaining director) will have the sole and exclusive power to fill the vacant Board seat or the newly created Board seat.

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Stockholders will not be entitled to fill any vacant Board seat or any newly created Board seat. Any director who is elected to fill a vacant Board seat that does not result from an increase in the total number of directors will serve for the same term that his or her predecessor in office would have served. Any director who is elected to fill a newly created Board seat will serve for the same term as the other directors in the class of directors to which the newly appointed director is appointed.

2.9 Resignation. Any director may resign from the Board solely by delivering a resignation in writing or by electronic transmission to the Chair of the Board, the Chief Executive Officer or the Secretary. The director’s resignation will be effective when it is delivered unless the resignation specifies that it will not become effective until a later time or until a specified event has occurred.

2.10 Regular Meetings. The Board may hold regularly scheduled meetings. The Board’s regular meetings may be held without notice to directors at any time and place that the Board or the Chair of the Board has determined.

2.11 Special Meetings. The Board may also hold special meetings of the Board in between any regularly scheduled meetings. The Chair of the Board, Chief Executive Officer or any two directors may call special meetings of the Board. Any special meeting will be held at the time and place stated in the notice of the special meeting. The special meeting notice need not specify the purpose for which the meeting is called.

2.12 Notice of Special Meetings. Each director will be given notice of the date, place and time of any special meeting of the Board. A notice may be given to a director in person or by telephone if it is given at least twenty-four (24) hours in advance of the meeting. A notice may be given in writing to a director by overnight courier, hand delivery, facsimile or other means of electronic transmission if it is delivered to the director at his or her last known business, home or electronic transmission address at least twenty-four (24) hours in advance of the meeting. A notice may be given in writing to a director by mail if it is given to the director at his or her last known business or home address at least seventy-two (72) hours in advance of the meeting.

2.13 Meetings by Conference Communications Equipment. Directors may participate in meetings of the Board or any committee of the Board by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other. Any director’s participation in a meeting by means of conference or telephone equipment will constitute the director’s presence in person at the meeting.

2.14 Action by Consent. Any action that the Board or any committee of the Board is required or permitted take at any meeting of the Board or of the committee may be taken without a meeting so long as all of the members of the Board or of the committee, as the case may be, consent to the action. The directors’ consent to the action must be given either in

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writing or by electronic transmission. The consents, whether they are given in writing or by electronic transmission, must be filed with the Board’s or the committee’s minutes. If the minutes are kept in paper form, the consents will be filed in paper form, and if the minutes are kept in electronic form, the consents will be filed in electronic form.

2.15 Committees. The Board may designate one or more committees of the Board. Any committee may consist of one or more of the directors. The Board may delegate to any committee the power and authority to take any action that the Board itself would be authorized to take, other than those actions that a committee is not permitted to take under applicable law. Any committee established by the Board will serve at the pleasure of the Board. The Board may designate one or more directors to serve as alternate members of any committee. Any alternate members that the Board designates may replace any member of the committee who is absent or disqualified at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members of the committee present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of any such absent or disqualified member. Unless the Board specifies otherwise, a committee may make rules for the conduct of its business. Unless the committee has adopted rules for the conduct of its business or the Board has specified rules for the conduct of the committee’s business, the committee will be required to conduct its business in as nearly as possible the manner as is provided in these Bylaws for the Board’s conduct of its business. A committee may create one or more subcommittees consisting of one or more members of the committee, and may delegate to a subcommittee the powers and authority of the committee, unless the Certificate of Incorporation, these Bylaws or the resolutions of the Board establishing the committee prohibit the committee from creating subcommittees.

2.16 Compensation of Directors. The Board may fix the compensation that directors may be paid for their services as directors and provide for the reimbursement of expenses that directors incur for their attendance at meetings. The fact that Etsy pays any director compensation for his or her services as a director or reimburses his or her expenses for attending Board meetings will not prevent the director from serving Etsy or any of its affiliated entities in any other capacity and receiving compensation for the services the director provides to Etsy or any affiliated entity when acting in that other capacity.

Article III

OFFICERS

3.1 Officers Designated. The Board will appoint the following officers: a Chief Executive Officer, a President, a Secretary and a Chief Financial Officer. The Board may appoint additional officers from time to time. Any person may hold any number of offices at the same time.

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3.2 Tenure. Every officer will hold office until his or her successor is duly elected and qualified, unless a different term is specified in the resolution appointing such officer and unless the Certificate of Incorporation, these Bylaws or applicable law provide a different term.

3.3 Removal; Resignation. The Board or any committee of the Board may remove any officer at any time, with or without cause. In addition, the Chief Executive Officer or the President may remove any officer at any time, with or without cause, if the Board has given the Chief Executive Officer or the Present the power to remove the officer. Any officer may resign solely by delivering a resignation in writing or by electronic transmission to the Board or the Chief Executive Officer. The resignation will be effective when it is received unless the resignation specifies that it will not become effective until a later time or until a specified event has occurred.

3.4 Vacancies. The Board may fill any vacancy that occurs in any office or may leave the vacant office unfilled for any period of time.

3.5 President; Chief Executive Officer. The President will be the Chief Executive Officer unless the Board has designated another person as the Chief Executive Officer. The Chief Executive Officer will have general charge and supervision of the business of Etsy, subject to the direction of the Board, and will perform all of the duties and have all powers that the Board delegates to the Chief Executive Officer as well as the duties and powers that are commonly associated with the office of chief executive. If the President is not the Chief Executive Officer, the President will perform the duties and have the powers that the Board or the Chief Executive Officer delegates to the President.

3.6 Chief Financial Officer. The Chief Financial Officer will perform the duties and have the powers that the Board or the Chief Executive Officer delegates to the Chief Financial Officer from time to time. The Chief Financial Officer will also perform the duties and have the powers that are commonly associated with the office of chief financial officer, including the duty and power to keep and be responsible for Etsy’s funds and securities, to deposit Etsy’s funds in depositories selected in accordance with these Bylaws, to disburse corporate funds as ordered by the Board, to make proper accounts of corporate funds, and to render statements of all transactions in corporate funds and of Etsy’s financial condition as the Board may require.

3.7 Vice Presidents. Each Vice President will perform the duties and have the powers that the Board or the Chief Executive Officer may assign to that Vice President. The Board or the Chief Executive Officer may assign to any Vice President the title of Executive Vice President, Senior Vice President or any other title.

3.8 Secretary and Assistant Secretaries. The Secretary will perform the duties and have the powers that the Board or the Chief Executive Officer may assign to the Secretary. The Secretary will also perform the duties and have the powers that are commonly associated with the office of the secretary, including the duty and power to give notices of all meetings of

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stockholders and special meetings of the Board, to attend all meetings of stockholders and the Board and keep a record of the proceedings, to maintain a stock ledger and prepare a list of stockholders as required by applicable law, to be custodian of corporate records and the corporate seal and to affix the corporate seal on any corporate documents that require it and to attest to the corporate seal.

Any Assistant Secretary will perform the duties and have the powers that the Board, the Chief Executive Officer or the Secretary may assign to the Assistant Secretary.

If neither the Secretary nor any Assistant Secretary is present at a meeting of stockholders or directors, the chair of the meeting will designate a person to act as secretary to keep a record of the meeting.

3.9 Delegation of Authority. Despite the provisions of this Article III, the Board may at any time delegate the powers or duties of any officer to any other officer or agent.

Article IV

CAPITAL STOCK

4.1 Stock Certificates; Uncertificated Shares; Special Designations. Shares of Etsy’s capital stock will be represented by stock certificates, but the Board may provide that shares of any or all of the classes or series of Etsy’s capital stock will be uncertificated. Every holder of Etsy stock that is represented by a certificate will be entitled to have a certificate representing the number of shares held by the holder registered in certificate form. Every stock certificate will be signed in a manner that complies with Section 158 of the DGCL.

4.2 Transfers. Shares of Etsy stock will be transferable in the manner prescribed by applicable law, the Certificate of Incorporation and in these Bylaws. Transfers of shares of Etsy stock may be made only on the books of Etsy or by transfer agents designated to transfer shares of Etsy stock. Subject to applicable law, if shares of stock are represented by a stock certificate, those shares may be transferred on the books of Etsy only if the certificate is surrendered to Etsy or its transfer agent and is properly endorsed or accompanied by a written assignment or power of attorney properly executed, with such proof of authority or the authenticity of signature as Etsy or its transfer agent may reasonably require. Except as may be otherwise required by applicable law, by the Certificate of Incorporation or by these Bylaws, Etsy will be entitled to treat the record holder of stock as shown on its books as the owner of such stock for all purposes, including for the payment of dividends and for the right to vote with respect to such stock, regardless of any transfer, pledge or other disposition of such stock, until the time at which the shares have been transferred on the books of Etsy in accordance with the requirements of these Bylaws.

4.3 Lost, Stolen or Destroyed Certificates. Etsy may issue a new certificate or uncertificated shares in place of any previously issued certificate alleged to have been lost,

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stolen or destroyed, upon such terms and conditions as Etsy prescribes. The conditions may include requiring the person alleging that the certificate has been lost, stolen or destroyed to present reasonable evidence of the loss, theft or destruction of the certificate. Etsy may also require that person to give Etsy an indemnity or to post a bond that Etsy may require to protect Etsy or any transfer agent or registrar.

4.4 Regulations. The issuance and registration of shares of stock of Etsy will be governed by such other regulations as the Board may establish.

4.5 Dividends. Dividends on Etsy’s capital stock, subject to the provisions of the Certificate of Incorporation, if any, may be declared by the Board at any regular or special meeting, pursuant to applicable law, and may be paid in cash, property or shares of Etsy capital stock.

Article V

GENERAL PROVISIONS

5.1 Fiscal Year. Etsy’s fiscal year will begin on the first day of January of each year and will end on the last day of December of each year, unless the Board designates a different period as the fiscal year.

5.2 Corporate Seal. The corporate seal will be in the form that the Board approves.

5.3 Waiver of Notice. Any notice required to be given by applicable law, by the Certificate of Incorporation or by these Bylaws may be waived, so long as the person entitled to the notice signs and delivers to Etsy a written waiver or gives a waiver by electronic transmission. The waiver may be given before or after the time of the event specified in the notice, and it need not specify the business or the purpose of the meeting for which notice was required. The waiver will then be deemed to be the equivalent of the notice required to be given to the person. Any person who attends a meeting will be deemed to waive notice of the meeting unless the person attending the meeting objects, at the outset of the meeting, to the transaction of business at the meeting on the grounds that the meeting was not properly called or convened.

5.4 Voting of Securities. Unless the Board provides otherwise, the Chief Executive Officer, the President, the Chief Financial Officer or the Treasurer may waive notice, vote or consent with respect to the securities of any other entity that Etsy holds. Unless the Board provides otherwise, the Chief Executive Officer, the President, the Chief Financial Officer or the Treasurer may also appoint any person to waive notice, vote or consent, on behalf of Etsy, or to act as, or appoint any person to act as, proxy or attorney-in-fact for Etsy (with or without power of substitution) with respect to, the securities of any other entity that Etsy holds.

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5.5 Certificate of Incorporation. All references in these Bylaws to the “Certificate of Incorporation” refer to the Certificate of Incorporation of Etsy, as amended and/or restated and in effect from time to time.

5.6 Severability. Any determination that any provision of these Bylaws is for any reason inapplicable, illegal or ineffective will not affect or invalidate any other provision of these Bylaws.

5.7 Pronouns. All pronouns used in these Bylaws refer to the masculine, feminine or neuter, singular or plural, as the identity of the person or persons may require.

5.8 Electronic Transmission. For purposes of these Bylaws, “electronic transmission” means any form of communication, not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved, and reviewed by the recipient, and that may be directly reproduced in paper form by such a recipient through an automated process.

5.9 Conflict with Applicable Law or Certificate of Incorporation. These Bylaws are adopted subject to any applicable law and the Certificate of Incorporation. Whenever these Bylaws may conflict with any applicable law or the Certificate of Incorporation, such conflict will be resolved in favor of such law or the Certificate of Incorporation.

5.10 Execution of Contracts and Instruments. Unless otherwise determined by the Board, all contracts, documents or other instruments will be executed on behalf of Etsy by (a) any officer or vice president of Etsy, (b) such other employee of Etsy who is authorized in writing by the Chief Executive Officer or President, with such limitations or restrictions on such authority as he or she deems appropriate or (c) such other person(s) as may be authorized by the Board from time to time; in each case in accordance with any applicable policies of Etsy.

Article VI

AMENDMENTS

These Bylaws may be altered, amended or repealed, in whole or in part, or new Bylaws may be adopted as provided in the Certificate of Incorporation.

Article VII

INDEMNIFICATION AND ADVANCEMENT

7.1 Power to Indemnify in Actions, Suits or Proceedings. Subject to Section 7.2, Etsy must, to the fullest extent permitted by law, indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that such person is or was a director or officer of Etsy, or, while a director or officer of Etsy, is or was serving at the request of Etsy as a director, officer, employee or agent of another enterprise (the “indemnitee”), against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by the indemnitee in

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connection with the action, suit or proceeding. For purposes of this Article VII, the term “officer of Etsy” shall include only those persons whom the Board has expressly elected or appointed as officers of Etsy pursuant to Article III of these Bylaws and shall not include any other person, regardless of any title (e.g., “vice president”) that may be given to such person.

7.2 Authorization of Indemnification. Unless a court orders Etsy to indemnify an indemnitee or Etsy is required by law to indemnify an indemnitee, Etsy will only be required to indemnify an indemnitee under this Article VII after it has been determined that the indemnitee has acted in good faith and in a manner that the indemnitee reasonably believed to be in or not opposed to the best interests of Etsy and, in the case of any criminal action proceeding, had no reason to believe that his or her conduct was unlawful. This determination is referred to as the “standard of conduct determination.” For any person who is a director or officer at the time the standard of conduct determination is made, the determination will be made by one of the following methods:

(i) the vote of the directors who are not parties to the action, suit or proceeding, even though they may not constitute a quorum of the Board;

(ii) a committee of directors who are not parties to the action, suit or proceeding designated by a majority vote of those directors, even though they may not constitute a quorum;

(iii) a written opinion of independent legal counsel, if either all of the directors are parties to the action, suit or proceeding or if the directors who are not parties to the action, suit or proceeding direct independent counsel to make the determination; or

(iv) a vote of the stockholders.

For any indemnitee who is not a director or officer at the time the standard of conduct determination is made, any person that has the authority to take action on the matter, including the Board, may make the determination.

7.3 Advancement of Expenses. Etsy must pay any expenses that an indemnitee actually and reasonably incurs in his or her defense of any action, suit or proceeding in advance of the final disposition of the action, suit or proceeding. As a condition to receiving any advancement of expenses, the indemnitee must provide Etsy an undertaking to repay the amounts that Etsy advances to the indemnitee in the event it is ultimately determined that the indemnitee is not entitled to be indemnified by Etsy under this Article VII.

7.4 Right of Claimant to Bring Suit. If Etsy does not pay in full a claim for indemnification under Section 7.1 within ninety (90) days after it has received the claim, the indemnitee who submitted the claim may bring suit against Etsy in the Delaware Court of Chancery to recover the unpaid amount of the claim, with interest. If Etsy does not pay in full a

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claim for an advancement of expenses under Section 7.3 within thirty (30) days after an indemnitee has made the claim, the indemnitee who submitted the claim may bring suit against Etsy in the Delaware Court of Chancery to obtain an advancement of expenses. In any action that an indemnitee brings to enforce a right to indemnification, Etsy may assert as a defense that the claimant has not met the standard of conduct that makes it permissible under the DGCL or any other applicable law for Etsy to indemnify the claimant for the amount claimed. Etsy will have the burden of proof in raising that defense. Etsy’s determination that an indemnitee has not met the standard of conduct, as well as Etsy’s failure to make the determination, will not create a presumption that the claimant has not met any applicable standard of conduct.

7.5 Limitation on Indemnification. Notwithstanding anything contained in this Article VII to the contrary, except for proceedings to enforce rights to indemnification (which are governed by Section 7.4), Etsy will not be required to indemnify any indemnitee in connection with an action, suit or proceeding (or part of such action suit or proceeding):

(a) if payment has actually been made to or on behalf of such person under any statute, insurance policy, indemnity provision, vote or otherwise, except with respect to any excess beyond the amount paid;

(b) for an accounting or disgorgement of profits pursuant to Section 16(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or similar provisions of federal, state or local statutory law or common law, if such person is held liable therefor (including pursuant to any settlement arrangements);

(c) for any reimbursement of Etsy by such person of any bonus or other incentive-based or equity-based compensation or of any profits realized by such person from the sale of securities of Etsy, as required in each case under the Exchange Act (including any such reimbursements that arise from an accounting restatement of Etsy pursuant to Section 304 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), or the payment to Etsy of profits arising from the purchase and sale by such person of securities in violation of Section 306 of the Sarbanes-Oxley Act), if such person is held liable therefor (including pursuant to any settlement arrangements);

(d) initiated by such person, including any action, suit or proceeding (or part thereof) initiated by such person against Etsy or its directors, officers, employees, agents or other indemnitees, unless (i) the Board authorized the action, suit or proceeding (or relevant part thereof) prior to its initiation, (ii) Etsy provides the indemnification, in its sole discretion, pursuant to the powers vested in Etsy under applicable law, (iii) otherwise required to be made under Section 7.4 or (iv) otherwise required by applicable law; or

(e) if prohibited by applicable law.

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7.6 Nonexclusivity of Indemnification and Advancement of Expenses. The rights to indemnification and advancement of expenses provided by this Article VII do not restrict in any way Etsy’s power to indemnify or advance expenses and costs to an indemnitee in any other way permitted by law and are not exclusive of, and do not in any way restrict or invalidate, any other rights to which a person may be entitled under the Certificate of Incorporation, any agreement, vote of stockholders or disinterested directors or otherwise. The provisions of this Article VII will not preclude the indemnification of any person who is not specified in Section 7.1 but whom Etsy has the power or obligation to indemnify.

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Appendix 1.10

NOMINATION OF DIRECTORS

(a) Except for (1) any directors entitled to be elected by the holders of Preferred Stock, (2) any directors elected in accordance with Section 2.8 of the Bylaws by the Board to fill a vacancy or newly-created directorship or (3) as otherwise required by applicable law or stock exchange regulation, at any meeting of stockholders, only persons who are nominated in accordance with the procedures in this Appendix 1.10 shall be eligible for election or re-election as directors. Nomination for election to the Board at a meeting of stockholders may be made (i) by or at the direction of the Board (or any committee thereof) or (ii) by any Etsy stockholder who (x) timely complies with the notice procedures in Appendix 1.10(b) and 1.10(c), (y) is a stockholder of record on the date of the giving of such notice and on the record date for the determination of stockholders entitled to vote at such meeting and (z) is entitled to vote at such meeting.

(b) Annual Meetings. In the case of an election of directors at an annual meeting of stockholders, to be timely, a stockholder’s notice must be received in writing by the Secretary at our headquarters not less than ninety (90) days nor more than one hundred and twenty (120) days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that (x) in the case of the annual meeting of stockholders of Etsy to be held in 2016 or (y) in the event that the date of the annual meeting in any other year is advanced by more than twenty (20) days, or delayed by more than sixty (60) days, from the first anniversary of the preceding year’s annual meeting, a stockholder’s notice must be so received not earlier than the one hundred and twentieth (120th) day prior to such annual meeting and not later than the close of business on the later of (A) the ninetieth (90th) day prior to such annual meeting and (B) the tenth (10th) day following the day on which notice of the date of such annual meeting was mailed or public disclosure of the date of such annual meeting was made, whichever first occurs. In no event shall the adjournment or postponement of a meeting (or the public disclosure thereof) commence a new time period (or extend any time period) for the giving of a stockholder’s notice.

(c) Special Meetings. In the case of an election of directors at a special meeting of stockholders, provided that the majority of the Whole Board, the Chair of the Board or the Chief Executive Officer has determined, in accordance with Section 1.3 of the Bylaws, that directors shall be elected at such special meeting and provided further that the nomination made by the stockholder is for one of the director positions that the Board, the Chair of the Board or the Chief Executive Officer has determined will be filled at such special meeting, to be timely, a stockholder’s notice must be received in writing by the Secretary at our headquarters not earlier than the one hundred and twentieth (120th) day prior to such special meeting and not later than the close of business on the later of (x) the ninetieth (90th) day prior to such special meeting and (y) the tenth (10th) day following the day on which notice of the date of such special meeting was mailed or public disclosure of the date of such special meeting was

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made, whichever first occurs. In no event shall the adjournment or postponement of a meeting (or the public disclosure thereof) commence a new time period (or extend any time period) for the giving of a stockholder’s notice.

(d) Disclosure. For both annual and special meetings of stockholders, a stockholder’s notice to the Secretary shall set forth:

(A) As to each proposed nominee: (1) such person’s name, age, business address and, if known, residence address, (2) such person’s principal occupation or employment, (3) the class and series and number of shares of stock of Etsy that are, directly or indirectly, owned, beneficially or of record, by such person, (4) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among (x) the stockholder, the beneficial owner, if any, on whose behalf the nomination is being made and the respective affiliates and associates of, or others acting in concert with, such stockholder and such beneficial owner, on the one hand, and (y) each proposed nominee, and his or her respective affiliates and associates, or others acting in concert with such nominee(s), on the other hand, including all information that would be required to be disclosed pursuant to Item 404 of Regulation S-K if the stockholder making the nomination and any beneficial owner on whose behalf the nomination is made or any affiliate or associate thereof or person acting in concert therewith were the “registrant” for purposes of such Item and the proposed nominee were a director or executive officer of such registrant, (5) a description of any agreement, arrangement or understanding (including any derivative or short positions, swaps, profit interests, options, warrants, convertible securities, stock appreciation or similar rights, hedging transactions, and borrowed or loaned shares) that has been entered into by, or on behalf of, such proposed nominee, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, such proposed nominee with respect to shares of stock of Etsy, and (6) any other information concerning such person that must be disclosed as to nominees in proxy solicitations pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(B) As to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is being made: (1) the name and address of such stockholder, as they appear on Etsy’s books, of such beneficial owner, and any Stockholder Associated Person (as defined below), (2) the class and series and number of shares of stock of Etsy that are, directly or indirectly, owned, beneficially or of record, by such stockholder, such beneficial owner and any Stockholder Associated Person, (3) a description of any agreement, arrangement or understanding between or among such stockholder, such beneficial owner and/or any Stockholder Associated Person and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are being made or who may participate in the solicitation of proxies in favor of electing such nominee(s), (4) a description of any agreement, arrangement or understanding (including any derivative or short

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positions, swaps, profit interests, options, warrants, convertible securities, stock appreciation or similar rights, hedging transactions, and borrowed or loaned shares) that has been entered into by, or on behalf of, such stockholder, such beneficial owner or any Stockholder Associated Person, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, such stockholder, such beneficial owner or any Stockholder Associated Person with respect to shares of stock of Etsy, (5) any other information relating to such stockholder, such beneficial owner and any Stockholder Associated Person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder, (6) a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the person(s) named in its notice and (7) a representation whether such stockholder, such beneficial owner and/or such Stockholder Associated Person intends or is part of a group which intends (x) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of Etsy’s outstanding capital stock reasonably believed by such stockholder, such beneficial owner or such Stockholder Associated Person to be sufficient to elect the nominee and/or (y) otherwise to solicit proxies or votes from stockholders in support of such nomination.

(C) Such information provided and statements made as required by clauses (A) and (B) above or otherwise by this Appendix 1.10 are hereinafter referred to as a “Nominee Solicitation Statement.” Not later than ten (10) days after the record date for determining stockholders entitled to notice of the meeting, the information required by Items (A)(1)-(5) and (B)(1)-(5) above shall be supplemented by the stockholder giving the notice to provide updated information as of such record date. In addition, to be effective, the stockholder’s notice must be accompanied by the written consent of the proposed nominee to serve as a director if elected and a written statement executed by the proposed nominee acknowledging that as a director of Etsy, the nominee will owe a fiduciary duty under Delaware law with respect to Etsy and its stockholders. Etsy may require any proposed nominee to furnish such other information as Etsy may reasonably require to determine the eligibility of such proposed nominee to serve as a director of Etsy or whether such nominee would be independent under applicable Securities and Exchange Commission and stock exchange rules and Etsy’s publicly disclosed corporate governance guidelines. A stockholder shall not have complied with this Appendix 1.10 if the stockholder (or beneficial owner, if any, on whose behalf the nomination is made) solicits or does not solicit, as the case may be, proxies or votes in support of such stockholder’s nominee in contravention of the representations with respect thereto required by this Appendix 1.10.

For purposes of these Bylaws, a “Stockholder Associated Person” of any stockholder shall mean (i) any person controlling, directly or indirectly, or acting in concert with, such stockholder, (ii) any beneficial owner of shares of stock of Etsy owned of record or beneficially by such stockholder and on whose behalf the proposal or nomination, as the case may be, is being made, or (iii) any person controlling, controlled by or under common control with such person referred to in the preceding clauses (i) and (ii).

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(e) Without exception, no person shall be eligible for election or re-election as a director of Etsy at a meeting of stockholders unless nominated in accordance with the provisions set forth in this Appendix 1.10. In addition, a nominee shall not be eligible for election or re-election if a stockholder or Stockholder Associated Person, as applicable, takes action contrary to the representations made in the Nominee Solicitation Statement applicable to such nominee or if the Nominee Solicitation Statement applicable to such nominee contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements therein not misleading. The chair of any meeting shall have the power and duty to determine whether a nomination was made in accordance with the provisions of this Appendix 1.10 (including the previous sentence of this Appendix 1.10(e)), and if the chair should determine that a nomination was not made in accordance with the provisions of this Appendix 1.10, the chair shall so declare to the meeting and such nomination shall not be brought before the meeting.

(f) Except as otherwise required by law, nothing in this Appendix 1.10 shall obligate Etsy or the Board to include in any proxy statement or other stockholder communication distributed on behalf of Etsy or the Board information with respect to any nominee for director submitted by a stockholder.

(g) Notwithstanding the foregoing provisions of this Appendix 1.10, unless otherwise required by law, if the stockholder (or a qualified representative of the stockholder) does not appear at the meeting to present a nomination, such nomination shall not be brought before the meeting, notwithstanding that proxies in respect of such nominee may have been received by Etsy. For purposes of this Appendix 1.10, to be considered a “qualified representative of the stockholder”, a person must be authorized by a written instrument executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such written instrument or electronic transmission, or a reliable reproduction of the written instrument or electronic transmission, at the meeting of stockholders.

(h) For purposes of this Appendix 1.10, “public disclosure” shall include disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by Etsy with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act.

(i) Notwithstanding the foregoing provisions of this Appendix 1.10, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder with respect to the matters set forth in this Appendix 1.10; provided, however, that any references in these Bylaws to the Exchange Act or the rules and regulations promulgated thereunder are not intended to and shall not limit any

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requirements applicable to nominations to be considered pursuant to this Appendix 1.10 (including paragraph (a)(ii) hereof), and compliance with paragraph (a)(ii) of this Appendix 1.10 shall be the exclusive means for a stockholder to make nominations. Nothing in this Appendix 1.10 shall be deemed to affect any special rights of the holders of any series of Preferred Stock to elect directors pursuant to any applicable provisions of the Certificate of Incorporation.

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Appendix 1.11

NOTICE OF BUSINESS AT ANNUAL MEETINGS

(a) At any annual meeting of the stockholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting, business must be (1) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board, (2) otherwise properly brought before the meeting by or at the direction of the Board (or any committee thereof), or (3) properly brought before the annual meeting by a stockholder. For business to be properly brought before an annual meeting by a stockholder, (i) if such business relates to the nomination of a person for election as a director of Etsy, the procedures in Section 1.10 of the Bylaws and Appendix 1.10 must be complied with and (ii) if such business relates to any other matter, the business must constitute a proper matter under Delaware law for stockholder action and the stockholder must (x) have given timely notice thereof in writing to the Secretary in accordance with the procedures in Appendix 1.11(b), (y) be a stockholder of record on the date of the giving of such notice and on the record date for the determination of stockholders entitled to vote at such annual meeting and (z) be entitled to vote at such annual meeting.

(b) To be timely, a stockholder’s notice must be received in writing by the Secretary at our headquarters not less than ninety (90) days nor more than one hundred and twenty (120) days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that (x) in the case of the annual meeting of stockholders of Etsy to be held in 2016 or (y) in the event that the date of the annual meeting in any other year is advanced by more than twenty (20) days, or delayed by more than sixty (60) days, from the first anniversary of the preceding year’s annual meeting, a stockholder’s notice must be so received not earlier than the one hundred and twentieth (120th) day prior to such annual meeting and not later than the close of business on the later of (A) the ninetieth (90th) day prior to such annual meeting and (B) the tenth (10th) day following the day on which notice of the date of such annual meeting was mailed or public disclosure of the date of such annual meeting was made, whichever first occurs. In no event shall the adjournment or postponement of an annual meeting (or the public disclosure thereof) commence a new time period (or extend any time period) for the giving of a stockholder’s notice.

(c) The stockholder’s notice to the Secretary shall set forth:

(A) As to each matter the stockholder proposes to bring before the annual meeting: (1) a brief description of the business desired to be brought, (2) the text of the proposal (including the exact text of any resolutions proposed for consideration and, in the event that such business includes a proposal to amend the Bylaws, the exact text of the proposed amendment), and (3) the reasons for conducting such business.

(B) As to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the proposal is being made: (1) the name and address of such

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stockholder, as they appear on Etsy’s books, of such beneficial owner and of any Stockholder Associated Person, (2) the class and series and number of shares of stock of Etsy that are, directly or indirectly, owned, beneficially or of record, by such stockholder, such beneficial owner and any Stockholder Associated Person, (3) a description of any material interest of such stockholder, such beneficial owner or any Stockholder Associated Person and the respective affiliates and associates of, or others acting in concert with, such stockholder, such beneficial owner or any Stockholder Associated Person in such business, (4) a description of any agreement, arrangement or understanding between or among such stockholder, such beneficial owner and/or any Stockholder Associated Person and any other person or persons (including their names) in connection with the proposal of such business or who may participate in the solicitation of proxies in favor of such proposal, (5) a description of any agreement, arrangement or understanding (including any derivative or short positions, swaps, profit interests, options, warrants, convertible securities, stock appreciation or similar rights, hedging transactions, and borrowed or loaned shares) that has been entered into by, or on behalf of, such stockholder, such beneficial owner or any Stockholder Associated Person, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, such stockholder, such beneficial owner or any Stockholder Associated Person with respect to shares of stock of Etsy, (6) any other information relating to such stockholder, such beneficial owner and any Stockholder Associated Person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the business proposed pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder, (7) a representation that such stockholder intends to appear in person or by proxy at the annual meeting to bring such business before the meeting and (8) a representation whether such stockholder, such beneficial owner and/or any Stockholder Associated Person intends or is part of a group which intends (x) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of Etsy’s outstanding capital stock required to approve or adopt the proposal and/or (y) otherwise to solicit proxies or votes from stockholders in support of such proposal.

Such information provided and statements made as required by clauses (A) and (B) above or otherwise by this Appendix 1.11 are hereinafter referred to as a “Business Solicitation Statement.” Not later than ten (10) days after the record date for determining stockholders entitled to notice of the meeting, the information required by Items (A)(3) and (B)(1)-(6) above shall be supplemented by the stockholder giving the notice to provide updated information as of such record date. Notwithstanding anything in these Bylaws to the contrary, no business shall be conducted at any annual meeting of stockholders except in accordance with the procedures in this Appendix 1.11; provided that any stockholder proposal which complies with Rule 14a-8 of the proxy rules (or any successor provision) promulgated under the Exchange Act and is to be included in Etsy’s proxy statement for an annual meeting of stockholders shall be deemed to comply with the notice requirements of this Appendix 1.11. A stockholder shall not have complied with this Appendix 1.11 if the stockholder (or beneficial owner, if any, on whose behalf the proposal is made) solicits or does not solicit, as the case may be, proxies or votes in support of such stockholder’s proposal in contravention of the representations with respect thereto required by this Appendix 1.11.

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(d) Without exception, no business shall be conducted at any annual meeting except in accordance with the provisions set forth in this Appendix 1.11. In addition, business proposed to be brought by a stockholder may not be brought before the annual meeting if such stockholder or a Stockholder Associated Person, as applicable, takes action contrary to the representations made in the Business Solicitation Statement applicable to such business or if the Business Solicitation Statement applicable to such business contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements therein not misleading. The chair of any annual meeting shall have the power and duty to determine whether business was properly brought before the annual meeting in accordance with the provisions of this Appendix 1.11 (including the previous sentence of this Appendix 1.11(d)), and if the chair should determine that business was not properly brought before the annual meeting in accordance with the provisions of this Appendix 1.11, the chair shall so declare to the meeting and such business shall not be brought before the annual meeting.

(e) Except as otherwise required by law, nothing in this Appendix 1.11 shall obligate Etsy or the Board to include in any proxy statement or other stockholder communication distributed on behalf of Etsy or the Board information with respect to any proposal submitted by a stockholder.

(f) Notwithstanding the foregoing provisions of this Appendix 1.11, unless otherwise required by law, if the stockholder (or a qualified representative of the stockholder) does not appear at the annual meeting to present business, such business shall not be considered, notwithstanding that proxies in respect of such business may have been received by Etsy.

(g) For purposes of this Appendix 1.11, the terms “qualified representative of the stockholder” and “public disclosure” shall have the same meaning as in Section 1.10.

(h) Notwithstanding the foregoing provisions of this Appendix 1.11, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder with respect to the matters set forth in this Appendix 1.11; provided, however, that any references in these Bylaws to the Exchange Act or the rules and regulations promulgated thereunder are not intended to and shall not limit any requirements applicable to proposals as to any business to be considered pursuant to this Appendix 1.11 (including paragraph (a)(3) hereof), and compliance with paragraph (a)(3) of this Appendix 1.11 shall be the exclusive means for a stockholder to submit business (other than, as provided in the penultimate sentence of Appendix 1.11(c)(B), business other than nominations brought properly under and in compliance with Rule 14a-8 of the Exchange Act, as may be amended from time to time). Nothing in this Appendix 1.11 shall be deemed to affect any rights of stockholders to request inclusion of proposals in Etsy’s proxy statement pursuant to applicable rules and regulations promulgated under the Exchange Act.

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